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                                                                    EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Registration Statement on Form S-1, as filed on September 25, 1998, of our report dated April 30, 1998, except as to the information presented under Additional Financing in Notes 8 and 11 for which the date is September 21, 1998, on our audits of the consolidated financial statements of Prodigy Communications Corporation as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997, and of our report dated September 10, 1998, on our audits of the consolidated financial statements of Prodigy Services Company for the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996. We also consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data."

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 1998